EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

                                        Is this the
Series                                         last filing
Number    Series Name               for this series?
                     (Y or N)
116       Huber Capital Mid Cap Value Fund          N

Please refer to the Annual Report to Shareholders dated October 31, 2016 to be filed on Form N-CSR for additional information concerning the Fund.